Exhibit 10(p)

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT (“Agreement”) is made and entered into effective November 29, 2018 (the “Effective Date”) between ALLETE, Inc. (“ALLETE” or the “Company”), a Minnesota corporation, and Deborah A. Amberg (“Ms. Amberg”).

WHEREAS, prior to the Effective Date, Ms. Amberg was employed by ALLETE, on an at-will basis, as its Senior Vice President, Chief Strategy Officer-Regulated Operations, and President of Superior Water, Light and Power Company;

WHEREAS, the Company eliminated Ms. Amberg’s position in connection with the ongoing restructuring and re-scaling of ALLETE’s regulated utility operations, resulting in Ms. Amberg termination as an ALLETE employee;

WHEREAS, Ms. Amberg has elected to accept executive separation benefits in accordance with this Agreement and understands and agrees that these benefits constitute additional compensation to which she would not otherwise be entitled under any Company program or policy;

WHEREAS, Ms. Amberg and ALLETE wish to set forth the terms of her separation and resolve any and all claims and potential claims between them arising out of or in any way relating to Ms. Amberg’s employment with ALLETE and separation from ALLETE;

NOW, THEREFORE, in consideration of the promises and mutual covenants in this Agreement and further good and valuable consideration, the adequacy of which Ms. Amberg acknowledges, the parties agree as follows:

1. Separation from Employment. Ms. Amberg’s last day of employment was November 28, 2018. As of the Effective Date, Ms. Amberg no longer holds: (a) the title position of Senior Vice President, Chief Strategy Officer-Regulated Operations, or President of Superior Water, Light and Power Company; (b) any other position with ALLETE or any of its subsidiaries or affiliates or any of the boards of directors thereof; (c) any board or other service position with a trade group, association, or other entity where such board or service position was conferred on her as a representative of ALLETE or any of its subsidiaries or affiliates; and (d) any position as fiduciary or trustee of any benefit plan of ALLETE or any of its subsidiaries or affiliates.

    2. Separation Benefits. In consideration for the release set forth below and other obligations under this Agreement, ALLETE agrees to provide the following benefits to Ms. Amberg:

2.1    Separation Payment. ALLETE will make a lump-sum payment to Ms. Amberg in an amount equal to the sum of: (a) $344,866, which amount is equal to twelve (12) months’ base salary at Ms. Amberg’s pay rate in effect on the Effective Date.

2.2    Health and Welfare Benefits. ALLETE will maintain, at its expense, coverage under the medical plan, dental plan, or both in which Ms. Amberg was a participant as of the Effective Date and will pay the COBRA premiums for that benefit for eighteen (18) months; provided, that ALLETE’s obligation to pay COBRA premiums for Ms. Amberg will be contingent on her timely election of COBRA health and dental coverage continuation. In addition, under the Minnesota Continuation rules, ALLETE will pay to continue Ms. Amberg’s core life insurance benefit in effect on the Effective Date for a period of eighteen (18) months following the Effective Date.

Exhibit 10(p)

2.3    Professional Services. ALLETE will pay up to $10,000 for outplacement services provided such expenses are incurred and submitted for payment, as provided in Section 3 below, as described in Section 3.2 below, within twelve (12) months following the Effective Date. In addition, ALLETE will pay up to $5,000 for tax consulting, financial planning, or estate planning services provided such expenses are incurred and submitted for payment, as provided in Section 3.2, below not later than April 30, 2020.

2.4    Withholding. All amounts payable to Ms. Amberg pursuant to this Section 2 above shall be reduced for any applicable withholding taxes.

2.5     Other Benefits. This Agreement is not intended to alter Ms. Amberg’s entitlement to benefits provided through her participation in various qualified benefit plans, non-qualified benefit plans, incentive compensation plans, or other benefit programs offered by the Company, including Ms. Amberg’s right to receive, in connection with the termination of her employment, a lump-sum payout of any accrued and unused vacation time. Ms. Amberg will be entitled to such benefits or payments when and as provided by the respective plan, program, or grant, as applicable.

3.     Timing of Separation Payments.

3.1    Except as expressly provided in this Agreement to the contrary, ALLETE will make the payment described in Section 2.1 above within thirty (30) business days after January 31, 2020, provided this Agreement is in full effect on such date and Ms. Amberg is in compliance with the provisions of this Agreement. If Ms. Amberg dies prior to the date on which the payment described in Section 2.1 otherwise would have been made, ALLETE will make the payment to any beneficiary or beneficiaries designated, in writing, by Ms. Amberg for this express purpose and delivered by her to ALLETE’s Manager-Compensation and Benefits.

3.2    All invoices for services covered in Section 2.3 above must be timely submitted to ALLETE’s Manager-Compensation and Benefits and, if timely submitted, ALLETE will make payments as soon as administratively practicable following such submission, but in no event later than the last day of Ms. Amberg’s taxable year following the taxable year in which the expense was incurred.

4.    Waiver and Release. Except with respect to Ms. Amberg’s rights under this Agreement, Ms. Amberg, on behalf of herself and her heirs, executors, administrators, representatives, successors and assigns, agrees to release and forever discharge ALLETE, Inc. and its affiliates, subsidiaries, predecessors, successors, related entities, insurers and the current and former officers, directors, shareholders, employees, attorneys, agents and trustees or administrators of any benefit plan of each of the foregoing (any and all of which are referred to as “Releasees”) generally from any and all charges, complaints, claims, promises, agreements, causes of actions, damages, and debts of any nature whatsoever, known or unknown (collectively “Claims”), which Ms. Amberg has, claims to have, ever had, or ever claimed to have had against Releasees up through the date of her execution of this Agreement, including but not limited to any Claims under the common law or any statute. This waiver and release specifically includes, but is not limited to, the following:

4.1    any and all claims arising from or relating to Ms. Amberg’s recruitment, hire, employment, and separation from employment;

Exhibit 10(p)

4.2    any and all claims for back pay, front pay, other wages, vacation pay or sick pay, bonuses and any other form of compensation or benefits;

4.3    any and all claims of employment discrimination, harassment or wrongful or retaliatory discharge based on race, color, national origin, ancestry, religion, marital status, veteran status, sex, sexual orientation, familial status, disability, handicap age or other characteristic or conduct protected under any applicable federal and state laws and regulations;

4.4    any and all claims of employment discrimination, harassment or wrongful or retaliatory discharge under any applicable federal, state and local laws and regulations;

4.5    any and all claims under the Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination and Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; the National Labor Relations Act, as amended; the Equal Pay Act of 1963; the Employee Retirement Income Securities Act of 1974, as amended, (but only as to claims arising thereunder prior to the date hereof); the Americans With Disabilities Act, as amended; the Family and Medical Leave Act of 1993, as amended; the Fair Labor Standards Act; the Minnesota Human Rights Act; the Wisconsin Fair Employment Act; the Constitutions of the United States, the State of Minnesota and the State of Wisconsin; all other federal, state and local civil rights acts, regulations, orders relating to any term, condition or termination of employment; any and all state statutes or judicial decisions relating in any way to any term, condition or termination of employment; in all cases except to the extent such claims cannot be waived as a matter of law;

4.6    any and all claims in tort, contract, public policy, common law or any equitable theory; and

4.7    any and all claims for costs or attorneys’ fees.

5.     The waiver and release in Section 4 above shall not release any claims that cannot be waived or released as a matter of law. Accordingly, Ms. Amberg does not waive or release the right:

5.1    to file an employment-related charge or complaint with any federal, state, or local government agency with authority over employment-related matters (including the United States Department of Labor, the federal Equal Employment Opportunity Commission, the Minnesota Department of Human Rights, etc.); provided, however, if Ms. Amberg does file a charge or complaint with a government agency, or if someone else files on my behalf or for her benefit, and if it is covered by Section 4, she waives and releases all individual rights, remedies, claims, and causes of action, known and unknown, contingent or absolute, she might have against the Company to receive any damages, attorneys’ fees, costs, disbursements, and other monetary and personal relief; also, if the charge or complaint is followed by a lawsuit brought by Ms. Amberg or by someone else on her behalf, she waives and releases all individual rights, remedies, claims, and causes of action, known and unknown, contingent or absolute, she might have against the Company to receive any damages, attorneys’ fees, costs, disbursements, and other monetary and personal relief in the lawsuit;

5.2     to testify, assist, or otherwise participate in any investigation, hearing, or other proceeding conducted by any government agency;

Exhibit 10(p)

5.3    to bring claims under the Minnesota Workers’ Compensation Act, as amended, pertaining to workers’ compensation benefits; except, however, she does waive the right to bring claims under Minn. Stat. § 176.82;

5.4    to bring claims under the Wisconsin Workers’ Compensation Act, as amended, pertaining to workers’ compensation benefits; or

5.5    to challenge in court the validity of her waiver and release under the Age Discrimination in Employment Act of 1967, as amended; however, Ms. Amberg has no reason to believe that her waiver and release under that Act is invalid or unenforceable, it being in the best interests of the parties that such waiver and release is valid and enforceable.

6.    ADEA Waiver. Ms. Amberg expressly acknowledges and agrees that, among other matters waived and released by Section 4 above, are any and all rights or claims arising under the Age Discrimination and Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), which have arisen on or before the date Ms. Amberg executes this Agreement. Pursuant to the Older Workers Benefit Protection Act, which contains special provisions and requirements affecting the release of ADEA claims, Ms. Amberg expressly acknowledges and agrees as follows:

6.1    In exchange for the waiver and release in this Agreement, she will receive consideration, meaning something of value beyond that which she was already entitled to receive before signing this Agreement;

6.2    She has been advised by the Company in writing (and given the opportunity) to consult with an attorney before signing this Agreement and Ms. Amberg has consulted with an attorney to the extent that she thinks appropriate;

6.3     She has decided to enter into this Agreement only after she had the opportunity to carefully consider the benefits available as severance pay and the ramifications of this Waiver;

6.4     She has not relied on any explanations, statements, or promises made by the Company or its agents or attorneys other than as set forth in this Agreement;

6.5    Ms. Amberg is being given forty-five (45) calendar days following the date she received this Agreement to consider signing this Agreement. If Ms. Amberg signs this Agreement at any point prior to the end of the 45-day period, it will be her knowing and voluntary decision to do so because she decided that she does not need any additional time to decide whether to sign this Agreement. If she does not sign this agreement within the 45-day period, the offer will expire on the 46th day following the date she received this Agreement and this Agreement will not become enforceable;

6.6     Ms. Amberg has fifteen (15) days following the date she signs this Agreement in which to revoke the Agreement (the “Reconsideration Period”). This Agreement will become irrevocable on the 16th day after it is signed if not revoked within the Reconsideration Period. Any revocation must be in writing and delivered by Ms. Amberg to ALLETE’s Vice President-Human Resources prior to the expiration of the Reconsideration Period. If Ms. Amberg revokes this Agreement within the Reconsideration Period, ALLETE shall have no obligations under this Agreement, including to make any severance or other payments provided hereunder; and

Exhibit 10(p)

6.7    Ms. Amberg further acknowledges receiving the document titled, “Information Regarding Terminated Employees,” attached hereto as Exhibit A.
7. Representations. Ms. Amberg acknowledges and understands that ALLETE has relied upon the following representations in entering into this Agreement and that all payments and benefits provided under this Agreement are subject to Ms. Amberg’s ongoing compliance with the same:

7.1    No Pending Claims. Ms. Amberg represents that no actions, complaints, or charges have been filed by her against ALLETE or any of its successors, assigns, directors, officers, employees, attorneys, agents and trustees or administrators of any of its benefit plans.

7.2      Promise not to Assist Claimants. Ms. Amberg will not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against ALLETE or any of its affiliates; provided, however, that nothing in this Agreement will be construed to prevent Ms. Amberg from testifying at an administrative hearing or deposition or in court in response to a lawful subpoena in any litigation or proceeding involving ALLETE or any affiliate.

7.3    Non-disparagement. Ms. Amberg promises that she will not disparage or do anything to harm the ALLETE, its directors, officer, employees, suppliers or customers, or its affiliates and the directors, officers or employees of such affiliates, or to interfere with any of the business or government relations of ALLETE or its affiliates. Ms. Amberg will not, directly or indirectly, publicly criticize in any manner or by any means ALLETE or any aspect of its management, policies, operations, practices, or personnel. Similarly, ALLETE promises that its officers will not disparage Ms. Amberg, and will do nothing to harm her reputation.

7.4    Confidentiality. ALLETE and Ms. Amberg agree that the terms of this Agreement are confidential and that neither will disclose reveal or publicize the existence of this Agreement or its terms, except as required by law and as required under the rules and regulations of the Securities and Exchange Commission (the “SEC”). Ms. Amberg will not discuss the existence or terms of this Agreement with anyone (including to other ALLETE employees) without the express written consent of the ALLETE’s Chief Executive Officer, except that she may disclose this Agreement to her legal, tax, accounting or other advisors, and discuss it to the extent necessary to obtain counsel and advice therefrom; and, except further, Ms. Amberg may discuss any term of this Agreement after, and to the extent, such term has been disclosed by ALLETE as required under the rules of the SEC. Notwithstanding the foregoing, Ms. Amberg expressly acknowledges and agrees that by virtue of her former positions with the Company, separate and apart from any obligations set forth in this Agreement, she is subject to and bound by statutory and common law duties that may survive termination of employment, including duties of loyalty and confidentiality.

7.5    Records, Documents and Property. Upon execution of this Agreement, Ms. Amberg will promptly return to ALLETE all business-related records and correspondence, in any format, in her possession at the time she signs this Agreement. Ms. Amberg will also return all property of ALLETE, including computers, telephones, corporate credit cards, keys, proximity cards and badges in her possession at the time she signs this Agreement, except as follows: (a) Ms. Amberg may retain her Company-provided mobile phone and ALLETE agrees to release the associated phone number to allow Ms. Amberg to “port” that number and continue to use it in connection with a personal service plan at her own expense; (b) Ms. Amberg may retain her Company-provided iPad with an understanding that ALLETE will terminate the data plan associated with the

Exhibit 10(p)

device after the Effective Date, and (c) Ms. Amberg may retain her Company-provided laptop computer, but only on the condition that she first returns it to ALLETE by the Effective Date with the understanding that ALLETE will completely “wipe” the computer, removing everything form it, including all files, documents, programs, and systems, before it will be returned to Ms. Amberg. Ms. Amberg hereby represents that she has returned, or will return to ALLETE within fifteen calendar days after the Effective Date, all ALLETE property in her possession or under her control in accordance with this Section 7.5.

7.6    No Violations of this Agreement. Ms. Amberg represents that during the period in which she has considered whether to enter into this Agreement, she has taken no actions that would have violated this Agreement, had this Agreement been in full force and effect.

8.    No Admission. It is expressly understood and agreed that this Agreement does not constitute an admission or statement by either party that it has acted unlawfully or is otherwise liable in any way. It is further agreed that evidence of this Agreement, its terms, or the circumstances surrounding the parties entering into this Agreement will be inadmissible in any action or lawsuit of any kind, except an action for alleged breach of this Agreement. In the event this Agreement does not become effective, it is and will be treated as settlement negotiations that will not be offered or admitted in evidence, or used in any way, for any purpose, in any trial, proceeding, or appeal.

9.    Coordination with Other Benefits. Payments made under this Agreement are not intended to duplicate such benefits as workers' compensation wage replacement benefits, disability benefits (including those under the Minnesota Power and Affiliated Companies Long Term Disability Plan), pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable U.S. laws. Should such other benefits be payable, payments under this Agreement will be reduced accordingly or, alternatively, payments previously paid under this Agreement will be treated as having been paid to satisfy such other benefit obligations. In either case, ALLETE, in its sole discretion, will determine how to apply this provision and may override other provisions in the Agreement in doing so. In addition, Ms. Amberg agrees that she will not apply for employment nor be hired by ALLETE or its subsidiaries or affiliates for a period of one year following the Effective Date.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding between ALLETE and Ms. Amberg concerning her separation from ALLETE, and supersedes and replaces any and all prior agreements and understandings concerning Ms. Amberg’ relationship with ALLETE.

11. Severability. In the event any one or more of the provisions of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12. Section 409A of the Internal Revenue Code.

12.1    ALLETE and Ms. Amberg agree that all amounts payable under this Agreement are intended to comply with one or more of the exceptions to Section 409A of the Internal Revenue Code (“Section 409A”), including the “short term deferral” exception from specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall to the maximum extent possible be interpreted and administered in a manner consistent with that intention.

Exhibit 10(p)

12.2    Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. If necessary, with respect to amounts subject to Section 409A, if any, any provision in this Agreement will be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations issued under Section 409A.

12.3    ALLETE and Ms. Amberg agree that each payment of compensation under this Agreement will be treated as a separate payment of compensation for purposes of Section 409A rule and exceptions.

12.4    The severance amounts described in this Agreement shall be paid only upon the occurrence of an involuntary “separation from service,” as defined in Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Ms. Amberg is a “specified employee” (as defined by Section 409A), payment(s) shall not commence until the expiration of the six-month period commencing on the Effective Date and payments to which Ms. Amberg would otherwise be entitled during this six-month period shall be accumulated and paid, together with earnings that have accrued during this six-month delay, on the first day of the seventh month following the Effective Date; or, if earlier, within 15 days after the appointment of the personal representative or executor of the Ms. Amberg’s estate following the her death.

12.5    “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, Ms. Amberg’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by Ms. Amberg and could occur in either of two years, the payment will occur in the later year.

12.6    Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A will be made or provided in accordance with the requirements of Section 409A. Ms. Amberg will not be permitted, directly or indirectly, to designate the taxable year of the affected payment(s).

13. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties represent that they have read this Agreement, they understand the terms and consequences of this Agreement and of the releases it contains, and they are fully aware of the legal and binding effect of this Agreement.

14. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective personal representatives, estates, heirs, successors or assigns.

15. Governing Law. This Agreement will be construed and interpreted in accordance with federal law, to the extent applicable, and otherwise in accordance with the internal laws of the State of Minnesota, without regard to its choice of law rules. To the extent that either Party seeks to interpret or enforce this Agreement, the Parties agree to submit to the exclusive jurisdiction of the State and Federal Courts sitting in St. Louis County, Minnesota, and waive any objections to the Court based on jurisdiction, venue or inconvenient forum.

Exhibit 10(p)

16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the respective parties hereto have executed this Agreement on the date indicated below Ms. Amberg’s signature.

Deborah A. Amberg                    ALLETE, Inc.

_________________________________         By: ________________________________                                            Alan R. Hodnik
Chairman, President and CEO

Dated:    ___________________________

Exhibit 10(p)

Exhibit A
to
Executive SEPARATIOn AGREEMENT

INFORMATION REGARDING TERMINATED EMPLOYEES

The following information is provided as required under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. and the older Workers Benefit Protection Act, 29 U.S.C. Section 630 et seq., as set forth in 29 C.F.R. Section 1625.22.

The “decisional unit” considered for the program and the group from which you were selected for termination consists of all Senior Vice Presidents of ALLETE and Minnesota Power whose exclusive or primary focus is on regulated operations, excluding the following positon: Senior Vice President ALLETE & President Regulated Operations. The persons whose employment is being terminated have been selected for the program based on their positions’ exclusive focus on regulated operations.

Below is a list, as of November 26, 2018, of the ages and job titles of the persons in the affected decisional unit who were, and were not, selected for termination and offered severance in exchange for signing the waiver and release contained in this Executive Separation Agreement.

Eligible for Severance Pay                Not Eligible for Severance Pay
(Selected for Termination)                (Not Selected for Termination)

Age    Job Title                    Age    Job Title
53    Senior Vice President ALLETE,        58    Senior Vice President
Chief Strategy Officer-Regulated            ALLETE-External Affairs
Operations, and President
Superior Water, Light & Power
56    Senior Vice President-Minnesota
Power Operations